Exhibit 99.1

ESSEX RENTAL CORP. SUCCESSFULLY COMPLETES ACQUISITION OF COAST CRANE COMPANY

BUFFALO GROVE, IL – November 29, 2010 – Essex Rental Corp. (Nasdaq: ESSX; ESSXW; ESSXU) ("Essex") today announced that it successfully completed its acquisition of the assets and business of privately-held Coast Crane Company (“Coast”).  Essex management held a conference call to discuss the Coast acquisition on November 17, 2010.  An archived version of this conference call is available via webcast and may be accessed at http://investor.essexcrane.com/events.cfm.

Essex will operate the predecessor Coast business through a new, wholly-owned subsidiary, called Coast Crane Company.  The Coast business will be operated independently of Essex’s existing operating business, Essex Crane Rental Corp. (“Essex Crane”).  Coast’s management team will continue to be led by Dan Goodale, the CEO of Coast’s predecessor.

Essex paid approximately $80 million for Coast’s assets, approximately $48 million of which is being financed by a new $75 million, four–year, interest only, non-amortizing senior credit facility.  Essex also assumed approximately $12 million of predecessor Coast indebtedness.  The acquisition price reflects a significant discount to the replacement value of Coast’s assets.  For the twelve months ended September 30, 2010, Coast generated revenues of approximately $85 million, based on Coast’s unaudited financial information for such period.  Essex expects the operations of Coast to be meaningfully accretive to Essex’s 2011 free cash flow per share and as of the closing is accretive to net asset value per share.

Ron Schad, President and Chief Executive Officer of Essex, commented, “The acquisition of Coast broadens our product offering to include assets that are contiguous and complementary to our existing fleet of crawler cranes, expands our geographic reach into Western North America, Alaska, Hawaii, Guam and the South Pacific, and adds a proven, respected group of industry professionals to our management and operating teams.  In combination with what we believe are improving conditions in our end markets, we expect that these factors will allow us to leverage the meaningful customer and project overlap that the two companies share, and drive higher asset utilization.  We are very excited about the acquisition of Coast and the opportunities that lie ahead.”

Mr. Goodale added, “We are confident that Coast is well-positioned to maintain, and, over time, significantly expand, its industry leadership position.  We remain unwavering in our commitment to our customers, employees, and other stakeholders, and look forward to working with Essex to build upon our 40-year history of specialization, innovation and success.”

About Essex Rental Corp.

Essex, through its subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, is one of North America's largest providers of mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services  for equipment provided and other equipment used by its  construction industry customers.  With a fleet  of over 1,000 cranes and other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

About Coast Crane Company

Founded in 1970, Coast Crane Company has grown to become the market leader for innovative lifting solutions throughout Western North America, Alaska, Hawaii, Guam and the South Pacific.  The Company provides both used and new equipment including rough terrain cranes, boom trucks, tower cranes, and other lifting equipment.  Products are rented and sold through a regional network including 13 branch locations and covering over 3,000 customer accounts.  Coast Crane enjoys strong working partnerships with the leading crane and lifting manufacturers in the U.S. and has a dedicated and unparalleled customer service and support team.

Some of the statements in this press release and other written and oral statements made from time to time by Essex, Coast and their respective representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex, Coast and their respective management teams and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex’s or Coast’s expectations include, without limitation, the continued ability of Essex and Coast to successfully execute their respective business plans, the possibility of a change in demand for the products and services that Essex provides (through its subsidiary, Essex Crane) and that Coast provides, the failure to obtain Bankruptcy Court approval of the Coast acquisition, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com.  The factors listed here are not exhaustive.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com